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                                                                     EXHIBIT 4.1

                          CERTIFICATE OF CORRECTIONS OF
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK
                         ($0.0001 PAR VALUE PER SHARE)

                                       OF

                            IMSCO TECHNOLOGIES, INC.


It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "corporation") is Imsco Technologies, Inc.

                  2. The Certificate of Designations, Preferences and Rights of Series B and Series C Convertible Preferred Stock of the corporation, which was filed by the Secretary of State of Delaware on July 5, 2001, is hereby corrected.

                  3. The inaccuracy to be corrected in said instrument is as follows:

In Section 2(a), the definition of "Liquidation Preferences" incorrectly states that the preference is $31.25 per share of Series C Preferred Stock plus any accrued and unpaid dividends on such shares.

                  4. The portion of the instrument is corrected form is as follows:

"Liquidation Preference" shall mean with respect to the Series C Preferred Stock $23.4375 per share of Series C Preferred Stock plus any accrued and unpaid dividends on such shares.


Signed on:  July 6, 2001

                                             /S/ TIMOTHY J. KEATING
                                        ----------------------------------
                                         Timothy J. Keating, President

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               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK
                          ($0.0001 PAR VALUE PER SHARE)

                                       OF

                            IMSCO TECHNOLOGIES, INC.



                        Pursuant to Section 151(g) of the
                         General Corporation Law of the
                                State of Delaware



                  Timothy J. Keating, Chief Executive Officer and Secretary, of IMSCO Technologies, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

                  FIRST: The Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") of the Corporation authorizes the issuance of 1,000,000 shares of preferred stock, $0.0001 par value per share ("PREFERRED STOCK"), in one or more series.

                  SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Board of Directors pursuant to authority expressly conferred on the Board of Directors by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:

                  RESOLVED: that the Board of Directors, pursuant to authority expressly vested in it by ARTICLE 4 of the Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") of Imsco Technologies, Inc. (the "CORPORATION"), hereby authorizes the issuance of two series of convertible preferred stock of the Corporation and hereby establishes the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations", is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):

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                  1. GENERAL.

                  (a) DESIGNATION AND NUMBER. The designations of convertible preferred stock created by this resolution shall be Series B Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the "SERIES B PREFERRED STOCK"), and Series C Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the "SERIES C PREFERRED STOCK"). The number of shares of Series B Preferred Stock which the Corporation shall be authorized to issue shall be eight hundred fifty thousand (850,000) shares, and the number of shares of Series C Preferred Stock which the Corporation shall be authorized to issue shall be one hundred fifty thousand (150,000) shares

                  (b) PRIORITY. The Series C Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, as a group, rank senior to all other equity securities of the Corporation, including the Series B Preferred Stock and the Common Stock and any other series or class of the Corporation's Preferred or Common Stock and be entitled to the Liquidation Preference, now or hereafter authorized. The Series B Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank (i) on a parity with the Common Stock (as if the Series B Preferred Stock had been converted into Common Stock), and (ii) junior to any other class of Preferred Stock established after the Original Issue Date by the Board of Directors of the Corporation the terms of which expressly provide that such class will rank senior, as to liquidation rights or otherwise, to the Series B Preferred Stock (collectively referred to as "SENIOR SECURITIES").

                  2. CERTAIN DEFINITIONS.

                  (a) For purposes of this Certificate of Designations, the following terms shall have the meanings indicated below:

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

         "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

         "COMMON STOCK" means the Corporation's Common Stock, as presently authorized by the Certificate of Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

         "JUNIOR STOCK" shall mean any capital stock of the Corporation, including without limitation the Common Stock, ranking junior to either the Series B or Series C Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preferences, rights and powers.

         "LIQUIDATION PREFERENCE" shall mean with respect to the Series C Preferred Stock $31.25 per share of Series C Preferred Stock plus any accrued and unpaid dividends on such shares.

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         "ORIGINAL ISSUE DATE" shall mean the first date on which shares of
Series B or Series C Preferred Stock, as the context requires, are issued.

         "PERSON" or "PERSON" means an individual, corporation, partnership, limited liability company, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

         "PREFERRED STOCK" means the Corporation's Preferred Stock, as presently authorized by the Certificate of Incorporation and as such Preferred Stock may hereafter be changed or for which such Preferred Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

         "SENIOR SECURITIES" shall have the meaning set forth in SECTION 1(b) above.

         "SUBSIDIARY", with respect to any Person, means any corporation, association or other entity controlled by such Person. For purposes of this definition "control", with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  (b) The words "HEREOF", "HEREIN" and "HEREUNDER" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

                  (c) References herein to the Certificate of Incorporation include such Certificate as amended by this Certificate of Designations.

                  3. VOTING RIGHTS.

                  (a) GENERAL. Except as may be required by law,

                           (i) the holders of Series B and Series C Preferred
Stock shall have full voting rights and powers, and they shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, voting together with the holders of Common Stock as one class; and

                           (ii) each holder of shares of Series B and Series C
Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B or Series C Preferred Stock would be converted (based on the Conversion Rate then in effect) on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series B or Series C Preferred Stock held by each holder would be converted, assuming an automatic conversion under SECTION 5(a)) shall be rounded upward to the nearest whole number.

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                  (b) ACTIONS NOT REQUIRING HOLDERS' CONSENT. The Corporation in
its sole discretion may without the vote or consent of any holders of the Series B or Series C Preferred Stock amend or supplement this Certificate of
Designations:

                           (i) to cure any ambiguity, defect or inconsistency
which does not adversely affect the rights of the holders of Series B or Series C Preferred Stock; or

                           (ii) to make any change that would provide any
additional rights or benefits to all the holders of the Series B or Series C Preferred Stock, other than additional rights or benefits that would impar the senior rights of the Series C Preferred Stock set forth herein.

                  (c) MEETINGS; COMMUNICATIONS The holders of shares of Series B and Series C Preferred Stock shall be entitled to receive in the same manner and at the same times as the holders of the Common Stock, notice of all meetings of stockholders of the Corporation and all communications sent by the Corporation to its stockholders.

                  4. Dividend Rights.

                  (a) GENERAL. If any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its common stock) on Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and the Series B and Series C Preferred Stock. The holders of the Series B and Series C Preferred Stock shall receive a dividend in an amount that would be payable to such holder assuming that such shares had been converted on the record date for determining the stockholders of the Corporation entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Preferred Stock are then convertible as provided in SECTION 5; PROVIDED, HOWEVER, that if the Corporation declares and pays a dividend on the Common Stock consisting of Common Stock to which the anti-dilution adjustment in subparagraph (i) of SECTION 5(E) is applicable and for which an adjustment thereunder is made, then no such dividend will be paid to holders of Series B or Series C Preferred Stock, and in lieu thereof the anti-dilution adjustment in subparagraph (i) of SECTION 5(E) shall apply. No dividends shall be paid or declared and set apart for payment on the Common Stock unless and until dividends of at least the same per share amount (assuming the Series B and Series C Preferred Stock had been converted into Common Stock) have been, or contemporaneously are, paid or declared and set apart for payment on the Series B and Series C Preferred Stock. Holders of the Series B and Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends as herein described. Series B Preferred Stock shall rank junior, as to dividends, to any other class of Preferred Stock established after the Original Issue Date by the Board of Directors of the Corporation the terms of which expressly provide that such class will rank senior, as to dividends to the Series B and Series C Preferred Stock.

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                  (b) SENIOR SECURITIES. If at any time any dividends on Senior
Securities shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B Preferred Stock or Common Stock unless and until all accumulated and unpaid dividends with respect to the Senior Securities, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest.

                  5. CONVERSION OF SERIES B AND SERIES C PREFERRED STOCK INTO COMMON STOCK.

                  (a) AUTOMATIC CONVERSION OF SERIES B PREFERRED STOCK. All shares of Series B Preferred Stock then outstanding shall automatically convert without any further action of the holders thereof into shares of Common Stock at the Conversion Rate immediately upon (i) the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware after the Original Issue Date to (a) increase the authorized shares of Common Stock to fifty million (50,000,000), (b) increase the authorized shares of Preferred Stock to five million (5,000,000) and (c) change the name of the Corporation to Global Sports & Entertainment, Inc. or such other name acceptable to the management of the Corporation and (ii) the approval and effectiveness of a one for four reverse stock split of the outstanding shares of Common Stock of the Corporation ((i) and (ii) collectively referred to herein as the "Series B Trigger Events").

                  (b) AUTOMATIC CONVERSION OF SERIES C PREFERRED STOCK. All shares of Series C Preferred Stock then outstanding shall automatically convert without any further action of the holders thereof into shares of Common Stock at the Conversion Rate immediately upon the earlier of (i) the third anniversary of Original Issue Date of the Series C Preferred Stock, or (ii) the completion of the Corporation's next public offering with gross offering proceeds of not less than $25,000,000.

                  (c) OPTIONAL CONVERSION OF SERIES C PREFERRED STOCK. Each share of Series C Preferred Stock shall be convertible at any time, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Rate.

                  (d) NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION. The number of shares of Common Stock to be issued upon conversion of shares of any Series B or Series C Preferred Stock shall be issued at the rate (the "Conversion Rate") of 125 (the "Conversion Rate Factor") shares of Common Stock for every one share of Series B or Series C Preferred Stock (without giving effect to the contemplated 1 for 4 reverse stock split referred to in Section 5(a) above). The Conversion Rate shall be subject to adjustment from time to time in accordance with subpart (e) of this Section 5.

                  (e) ANTIDILUTION ADJUSTMENTS. The Conversion Rate shall be adjusted from time to time in certain cases as follows:

                           (i) DIVIDEND, SUBDIVISION, COMBINATION OR
RECLASSIFICATION OF COMMON STOCK. If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case, the Conversion Rate in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be adjusted to that rate which will permit the number of shares of Common Stock into which the Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Rate shall be adjusted to the Conversion Rate in effect immediately prior to the record date of such dividend.

                           (ii) MERGERS, CONSOLIDATIONS AND OTHER
REORGANIZATIONS. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), any consolidation or merger of the Corporation, or any sale, lease, conveyance to another person of the property of the Corporation pursuant to which the Corporation's Common Stock is converted into other securities, cash or assets, each share of Series B and Series C Preferred Stock shall after such reorganization, reclassification, consolidation, merger or conveyance be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series B or Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or conveyances.

                           (iii) ADDITIONAL ADJUSTMENT FOR THE SERIES C
PREFERRED STOCK BASED ON THE ISSUANCE OF ADDITIONAL COMMON STOCK. If the Corporation shall, at any time or from time to time, directly or indirectly, sell or issue shares of Common Stock (regardless of whether originally issued or from the Corporation's treasury), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding shares issued in any of the transactions described in SECTION 5(e)(i) OR (ii)) at a price per share ("Sale Price") of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (X) the total consideration received or receivable by the Corporation in consideration of the sale or issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total minimum consideration payable to the Corporation upon exercise or conversion or exchange thereof, by (Y) the total maximum number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) lower than $0.1875 per share (without giving effect to the contemplated 1 for 4 reverse stock split referred to in Section 5(a) above) ("Base Price") (the Base Price shall be adjusted to reflect stock splits, reorganizations and the like), then the Conversion Rate for the Series C Preferred Stock shall be increased by multiplying the Conversion Rate Factor by a fraction the numerator of which is the Base Price and the denominator of which is the Sale Price. If the Corporation shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the Sale Price and the "consideration" received or receivable by or payable to the Corporation shall be determined in good faith by the Board of Directors. The determination of whether any adjustment is required under this SECTION 5(e)(iii) by reason of the sale and issuance of rights, options, warrants or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise of such rights to subscribe or purchase; provided, however, that if such rights, options, warrants or convertible or exchangeable securities shall expire without exercise prior to any conversion of the Preferred Stock pursuant to SECTION 5, then any adjustment made under this
SECTION 5(e)(iii) with respect thereto shall be reversed.

                           (v) FRACTIONAL SHARES. Notwithstanding any other
provision of this Certificate of Designations, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares of Common Stock, the Corporation shall round upward any fractional shares of Common Stock to the nearest whole number

                  6.  Liquidation, Dissolution or Winding Up.

                  (a) Except as otherwise provided in subpart (b) below, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock or Series B Preferred Stock may be made, the holder of each share of Series C Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and after the payment in full of the Liquidation Preference to the holders of the Series C Preferred Stock, the holders of the Series B Preferred Stock and Series C Preferred Stock shall participate with the holders of the Common Stock on distributions or payments in proportion to their holdings assuming that such shares of Preferred Stock had been converted, on the record date for determining the stockholders entitled to receive distributions or payments, into the maximum number of shares of Common Stock into which such shares of Preferred Stock are then convertible as provided in SECTION 5.

                  (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series C Preferred Stock, as a group, shall be insufficient to permit payment of the Liquidation Preference payable in full to the holders of such series, then all of the assets available for distribution to holders of such series shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. A consolidation or merger of the Corporation into or with another corporation or corporations in which the Corporation is not the successor, or the sale of all or substantially all of the assets of the Corporation to another corporation or any other entity, shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this SECTION 6.

                  7. NOTICES. Except as otherwise expressly provided herein, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered personally, sent by reputable express courier services (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. mail (i) to the holder of a share of Series B or Series C Preferred Stock, at the holder's address as it appears in the records of the Corporation or at such other address as any such holder may otherwise indicate in a written notice delivered to the Corporation or (ii) to the Corporation, at its principal executive offices or at such other address as the Corporation may otherwise indicate in a written notice delivered to each holder of shares of Series B and Series C Preferred Stock. All such notices, requests, demands, consents and other communications shall be deemed to have been received two (2) days after so delivered, sent or deposited. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by facsimile, when received, unless otherwise expressly specified or permitted by the terms hereof.

                  8. PAYMENT. All amounts payable in cash with respect to the Series B and Series C Preferred Stock shall be payable in United States dollars at the principal executive office of the Corporation or, at the option of the Corporation, by check mailed to such holder of the Series B or Series C Preferred Stock at its address set forth in the register of holders of Series B and Series C Preferred Stock maintained by the Corporation. Any payment on the Series B and Series C Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

                  9. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series B and Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended as permitted herein from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series B and Series C Preferred Stock shall have no preemptive or subscription rights.

                  10. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  11. SEVERABILITY OF PROVISIONS. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B and Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as it may be amended from time to time as permitted herein) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B and Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B and Series C Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B and Series C Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B and Series C Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                  IN WITNESS WHEREOF, IMSCO Technologies, Inc. has caused this Certificate of Designations to be signed by its duly authorized Chief Executive Officer and its Secretary this 5th day of July, 2001.

                                  IMSCO TECHNOLOGIES, INC.



                                  By:        /S/ TIMOTHY J. KEATING
                                       ---------------------------------------
                                       Timothy J. Keating,
                                       Chief Executive Officer and Secretary